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                                                                    EXHIBIT 4.21


                            THIRD AMENDMENT TO THE
                          AMVESCAP GLOBAL STOCK PLAN
            (Amended and Restated Effective as of January 1, 1997)
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     Acting pursuant to Section 10.5 of the AMVESCAP Global Stock Plan (the
"Plan"), the Remuneration Committee of the Board of Directors of AMVESCAP p.l.c. hereby amends the Plan, effective as of February 1, 2002, as follows:

     1. The first sentence of the definition of "Management Committee" contained in Article II of the Plan is hereby amended to read in its entirety as follows:

     "Management Committee" shall mean the management committee, or any successor committee, comprised of a majority of United States persons within the meaning of section 7701(a)(30) of the Code and appointed by the Board of Directors of AVZ, Inc. from time to time to administer the Plan and direct the Trustee and serving at the pleasure of the Board of Directors of AVZ, Inc."

     2. The fifth and sixth sentences of the first paragraph of Article IV of the Plan are hereby amended to read in their entirety as follows:

     "Management Committee decisions shall be made by a majority of its members at a meeting (which meeting may be held by telephone) at which there is a quorum and which has been duly called by any member on no less than 48 hours written notice; notice may be transmitted by facsimile, telex, courier or by other reasonable means of transmission. No notice of any meeting of the Management Committee need be given to any member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in a written waiver of notice. The attendance of any member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except when the member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is lawfully called or convened. At all meetings of the Management Committee, the presence of a majority of the members of the Management Committee comprised of a majority of United States persons within the meaning of section 7701(a)(30) of the Code shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the vote of a majority of the members present at any meeting at which a quorum is present (including those who participate by telephone) shall constitute the action of the Management Committee. Any decision reduced to writing and signed by all of the members of the Management Committee shall be as fully effective as if it had been made at a meeting duly held."
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     3.  The first sentence of Section 6.3 of the Plan is hereby amended to read in its entirety as follows:

     "Subject to Sections 6.4, 6.6 and 6.10, an Award shall fully vest on the November 30th of the third year following the year to which the Award is attributable."

     4. The third sentence of Section 7.1 of the Plan is hereby amended to read in its entirety as follows:

     "Upon termination of a Participant's employment with the Company and its Subsidiaries, the Shares, cash or other property credited to such Participant's Account in respect of vested Awards shall continue to be invested in Shares, cash or other property until a complete distribution of the value of the vested Awards credited to such Account is made to such Participant; provided, however, that (i) during the period prior to a Participant's Permissive Retirement as
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determined by the Management Committee or (ii) upon a Participant's attainment
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of age 58, a Participant may request in writing and the Management Committee, if such a request is made, in its sole discretion, may (but need not) direct the Trustee to sell any Shares or other property credited to such Participant's Account in respect of vested Awards for cash or other property and direct the investment of such proceeds in such manner as the Management Committee may approve until a complete distribution of the value of the vested Awards credited to such Account is made to such Participant."

     5. Section 10.12 of the Plan is hereby amended to read in its entirety as follows:

     "Section 10.12  Special Rules Regarding Management Committee.
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Notwithstanding any other provision of the Plan, with respect to any power of the Management Committee described herein that is exercised with respect to a Participant who is a member of the Management Committee and the exercise of such power does not affect all Participants relatively equally, such power shall be exercised with respect to such Participant by the non-Participant members of the Management Committee who are United States persons within the meaning of section 7701(a)(30) of the Code, if any; provided that, if all members of the Management
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Committee are Participants or none of the non-Participant members of the
Management Committee are United States persons within the meaning of section 7701(a)(30) of the Code, then such powers shall be exercised with respect to such Participants by the members of the Remuneration Committee who are United States persons within the meaning of section 7701(a)(30) of the Code."